Exhibit E-1

UNITED STATES OF AMERICA
BEFORE THE
U.S. SECURITIES AND EXCHANGE COMMISSION

Exelon Corporation    )                                                                             File No. 70-9645

AFFIDAVIT OF MICHAEL KORMOS
VICE PRESIDENT – SYSTEM OPERATIONS
PJM INTERCONNECTION

1.	My name is Michael Kormos. My business address is 955 Jefferson Avenue, Norristown, Pennsylvania 19403. I am the Vice President – System Operations for PJM Interconnection, LLC (PJM). PJM is a regional transmission organization (RTO) that coordinates the movement of wholesale electricity in all or parts of Delaware, Illinois, Maryland, New Jersey, Ohio, Pennsylvania, Virginia, West Virginia and the District of Columbia.[1] Acting neutrally and independently, PJM operates the world’s largest competitive wholesale electricity market and ensures the reliability of the largest centrally dispatched control area in North America. PJM’s members/customers include power generators, transmission owners, electricity distributors, power marketers and large consumers. PJM’s role as a federally regulated RTO means that it acts independently and impartially in managing the regional transmission system and the wholesale electricity market. PJM also manages a sophisticated regional planning process for generation and transmission expansion to assure future electric reliability. The company is headquartered in the Valley Forge, Pennsylvania area.

2.	As Vice President – System Operations for PJM, I am responsible for ensuring the safe and secure operation of the PJM transmission grid and energy markets. I oversee dispatching, operations development, operations planning, real-time operations, and scheduling functions at PJM.

3.	On May 1, 2004, PJM integrated Commonwealth Edison Company (ComEd) into the PJM system. American Electric Power (AEP) is scheduled to be integrated into PJM on October 1, 2004. Once AEP joins PJM, the transmission facilities of ComEd, which are already physically interconnected with those of PECO Energy Company (PECO) through the facilities of other companies operating separate control areas, will be physically interconnected with PECO facilities through the facilities of other PJM members, with such facilities subject to the functional control of a single area control operator — PJM. At that time, PJM will serve as the single transmission provider under a single FERC filed transmission tariff for all customers taking service over the facilities of each company – i.e., ComEd, AEP and PECO. See Attachment 1, ECAR Map, showing

[1] As of October 1, 2004, the PJM footprint will also include all or parts of the states of Indiana, Kentucky, Michigan and Tennessee.

transmission lines in the ComEd and AEP regions, and Attachment 2, PJM Mid-Atlantic Map, showing transmission lines in the PJM Mid-Atlantic region. Together these maps show the transmission lines that interconnect the ComEd and PECO systems.

4.	At that time, ComEd and PECO may choose either to purchase PJM network service for all of their load, or they may choose to purchase point-to-point transmission service for part of the load and network service for the balance. Although PJM makes available point-to-point transmission service within PJM, to my knowledge no PJM customer has used it to serve load in the current PJM system.[2] Furthermore, in my opinion, point-to-point transmission service within PJM would actually be detrimental to the purchaser. This is because under network service, PJM dispatches the most economical generation resource, regardless of ownership of that resource, to serve the network load. Any portion of load served by point-to-point transmission service would in effect elect to serve its own load, but subject to constraints on scheduling, etc. It would be excluded from the process whereby PJM dispatches to load the most economical generation resource. Thus, the purchaser of point-to-point transmission service within PJM would be paying a premium for transmission service that would actually disadvantage it.

5.	PJM’s regional planning process for generation and transmission expansion includes tests designed to ensure that generation is always deliverable to load, i.e., that both network transmission and generation resources are always available and sufficient to serve the members’ loads.

6.	I understand from information provided by Exelon that in connection with the Unicom/PECO merger, Exelon obtained a 100 MW firm west-to-east contract path commencing November 1, 2000 (Contract Path), and that Exelon proposes to let the Contract Path lapse upon AEP’s integration into PJM. Even if renewed, once functional control over AEP’s transmission system is delivered to PJM, the Contract Path would be converted to PJM service (network or point-to-point—See par. 4 above). In my opinion, absent an extreme physical disturbance to the grid, after AEP’s integration into PJM, at least 100 MW of power could be moved at all times in both directions (west-to-east from ComEd to PECO and east-to-west from PECO to ComEd) under the PJM open access transmission tariff (OATT). In reality, the expected transfers of power in both directions will be much larger. In other words, the extent and efficiency to direct power flows between the ComEd and PECO systems will be substantially enhanced following the AEP integration, as PJM will at that time exercise functional control over a contiguous, interconnected transmission system with a span that will encompass both the former ComEd and PECO systems.

7.	PJM exercises that functional control by monitoring the high-voltage transmission grid 24 hours per day, seven days per week. PJM maintains in balance the supply and demand of electricity by directing power producers, like Exelon Generation Company, LLC

[2]	Beginning October 1, 2004, with the integration of AEP there may be a very small portion of load in the AEP zone within PJM that will be sourced by point-to-point service. PJM regards this state as transitional and a function of accommodating into a different PJM paradigm the existing relationships between transmission customers and their previous transmission provider.

(“ExGen”) how much energy to generate and by adjusting import and export transactions. PJM experts model hundreds of contingency scenarios and prepare to deal with virtually any event. Each variable that might affect supply and demand for electricity is carefully considered—from extreme weather conditions, emergency situations and equipment failures to the more easily anticipated cycles of hours, days, weeks and seasons. In this way, the generating assets of not only ExGen, but of the other power producers selling power into PJM, are centrally dispatched, resulting in a larger, more economical pool of power resources being available to ComEd and PECO and their customers than that which was available to them prior to the Unicom/PECO merger.

8.	Since existing PJM network service is adequate to enable PJM to coordinate the dispatch of all generation required to serve the loads of both ComEd and PECO, and since the PJM regional planning process for generation and transmission expansion is designed to ensure that both network transmission and generation resources are always available and sufficient to serve the members’ loads, from the perspective of system operations, there is no longer a need to require Exelon to renew the Contract Path. Requiring renewal would force ComEd and PECO to obtain superfluous, high-cost point-to-point service, which would impose on them unnecessary additional cost.

UNITED STATES OF AMERICA
BEFORE THE
U.S. SECURITIES AND EXCHANGE COMMISSION

Exelon Corporation     )                                                                       File No. 70-9645

AFFIDAVIT OF MICHAEL KORMOS
VICE PRESIDENT – SYSTEM OPERATIONS
PJM INTERCONNECTION

     I, Michael Kormos, having first been duly sworn, depose and state that the contents of the foregoing Affidavit are true and correct to the best of my knowledge and belief. Further affiant sayeth not.

/s/ Michael Kormos
Michael Kormos

Subscribed and sworn before me
this 29th day of September, 2004.

/s/ Lisa Dessender
Notary Public

Attachment 1
(To Exhibit E-1)

Attachment 2
(To Exhibit E-1)

Mid-America Interconnected Network, Inc.
Principal Power Supply Facilities Existing and Authorized - January 1998
Electric Transmission Lines
DC Line
765 KV
500 KV
345 KV
230 KV
115-161 KV
Authorized
Electric Generating Plants
Fossil Fuel
Nuclear
Hydro
Pumped Storage
Synchronous Condenser
Transmission Stations
MAIN
Lake Superior
Lake Michigan
MICHIGAN
ONTARIO
MINNESOTA
WISCONSIN
IOWA
ILLINOIS
INDIANA
MISSOURI
KANSAS
KENTUCKY
TENNESSEE
ARKANSAS